May 13, 2015

VOXX International Corporation Reports Fiscal 2015 Financial Results

HAUPPAUGE, N.Y., May 13, 2015 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2015 fourth quarter and year-ended February 28, 2015.

Fourth Quarter Results (three months ended February 28, 2015 and February 28, 2014)

Net sales for the Fiscal 2015 fourth quarter were $169.9 million compared to $187.1 million reported in the comparable year-ago period, a decline of$17.2 million or 9.2%.  Net sales were primarily impacted by four major factors: the Euro conversion, the West Coast port closure, the change in the Company's Mexico distribution model, and domestic sales that were negatively impacted by poor weather.  Taking into account the impact of the Euro conversion alone (weighted average of 1.176 vs. 1.366) net sales were down $8.2 million or 4.6%.  Additionally, the port closure negatively impacted fiscal 2015 fourth quarter sales by approximately $4 million.  On a segment basis:

	Q4 2015	Q4 2014	Q4 2015 vs. Q4 2014 (Euro impact)	Q4 2014 USD (Revised Consolidated)	Q4 2015 vs. Q4 2014 (w/ Euro conversion)
Total Net Sales	$169.9	$187.1	($9.1)	$178.1	($8.2)
Automotive	$90.9	$93.9	($6.1)	$87.8	$3.1
Premium Audio	$37.3	$42.7	($1.7)	$41.0	($3.7)
Consumer Accessories	$41.5	$50.2	($1.3)	$48.9	($7.4)
Corporate	$0.2	$0.4	$—	$0.4	($0.2)

The gross margin for the Fiscal 2015 fourth quarter was 29.1%, an increase of 80 basis points as compared to 28.3% for the same period last year.  All three business segments posted increases in gross margin due to product mix shifts and better margins associated with new product launches and programs (Automotive - 28.2% vs. 27.8%; Premium Audio - 33.6% vs. 32.8%; Consumer Accessories - 26.5% vs. 24.5%).

Operating expenses for the Fiscal 2015 fourth quarter were $50.2 million as compared to operating expenses of $112.4 million in the comparable year-ago period.  The 2014 fiscal fourth quarter included non-cash impairment charges of $57.6 million and excluding this impact, operating expenses were down approximately $4.7 million or 8.6%.  This year-over-year improvement was primarily driven by a $2.1 million decrease in selling expenses, a $2.9 million decline in general and administrative costs, excluding the impairment charge, and a $0.9 million decline in engineering expenses, offset by $1.3 million of restructuring charges.

The Company reported an operating loss of $0.7 million as compared to an operating loss of $59.6 million in the fiscal 2014 fourth quarter.  Excluding the impairment charges, operating loss for the Fiscal 2014 fourth quarter was $2.0 million, a year-over-year improvement of approximately $1.3 million.  Net loss for the Fiscal 2015 fourth quarter was $14.4 million or a net loss per diluted share of $0.60 as compared to a net loss of $49.0 million or a net loss per diluted share of $2.01 for the comparable year-ago period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2015 fourth quarter was ($6.2) million as compared to EBITDA of($53.4) million reported in the Fiscal 2014 fourth quarter.  Adjusted EBITDA was $5.2 million as compared to $3.8 million for the comparable Fiscal 2015 and 2014 fourth quarter periods.

Commenting on the Company's fourth quarter performance, Pat Lavelle, President and Chief Executive Officer stated, "Our results this quarter were disappointing as there were a number of factors which hampered our top-line, the biggest of which were the Euro conversion and West Coast port closure.  On the positive side, our gross margins continued to increase and the steps we took to curtail our expenses in light of lower sales volumes helped drive our operating performance.  Additionally, we won a number of new programs in our Automotive segment, expanded our Premium Audio distribution driven by new product launches, and made inroads in reaching the enterprise segment for our myris biometrics product offering.  All of these developments should help drive results over the next several years."

Year-end Results (periods ended February 28, 2015 and February 28, 2014)

Net sales in Fiscal 2015 were $757.5 million compared to $809.7 million reported in the comparable year-ago period, a decline of 6.5%.  Taking into account the impact of the Euro conversion (weighted average of 1.29 vs. 1.33) net sales were down $40.2 million or 5.0%.

	F' 2015	F' 2014	F' 2015 vs. F' 2014 (Euro impact)	F' 2014 USD (Revised Consolidated)	F' 2015 vs. F' 2014 (w/ Euro conversion)
Total Net Sales	$757.5	$809.7	($12.0)	$797.7	($40.2)
Automotive	$396.4	$412.5	($8.0)	$404.5	($8.1)
Premium Audio	$165.8	$189.2	($2.4)	$186.8	($21.0)
Consumer Accessories	$194.1	$206.3	($1.6)	$204.7	($10.6)
Corporate	$1.2	$1.7	$—	$1.7	($0.5)

•
In addition to the Euro conversion impact, the Automotive segment experienced decreases in sales from its OEM manufacturing lines as a result of the temporary suspension of programs from one OEM customer, which subsequently resumed in the Fiscal 2015 third quarter and due to higher load-in sales from an OEM program in the prior fiscal year.  Additionally, lower satellite radio and portable DVD sales, as well as suspended sales in Venezuela contributed to the year-over-year decline.  Offsetting these declines were higher sales of remote start products and higher sales of devices for the Company's new Car Connection product lines.

•
Premium Audio sales declined primarily due to the Euro conversion, and lower sales for some of the Company's audio product lines, offset by increases in the Company's Commercial and Custom Installation business.

•
Consumer Accessories sales declined primarily due to lower sales of digital voice recorders, clock radios and lower comparable sales inMexico, offset by higher sales of wireless and Bluetooth speakers, improved sales in Europe and the launch of the Company's new Singtrix product, which was introduced in the Fiscal 2015 fourth quarter.

The gross margin for the year ended February 28, 2015 was 29.6%, an increase of 120 basis points as compared to 28.4% for the prior Fiscal year.  This increase was driven by improved margins in the Automotive and Consumer Accessories segment, up 200 basis points and 90 basis points, respectively, offset by a 30 basis point decline in the Premium Audio segment.

Operating expenses for the year ended February 28, 2015 were $207.3 million as compared to operating expenses of $267.6 million reported in the comparable year-ago period, a decline of $60.3 million.  In Fiscal 2014, the Company recorded non-cash impairment charges of $57.6 million and excluding this impact, operating expenses were down $2.7 million, or 1.3%.  Driving the improvement in operating expenses were lower selling, general and administrative expenses due to lower sales commissions and other profit based compensation, advertising expense, and due to in-sourcing of IT functions, offset by higher engineering expenses as a result of higher salary and benefit expenses at VOXXHirschmann to support various customer and prospective programs.

The Company reported operating income of $16.6 million for the year ended February 28, 2015 as compared to an operating loss of $37.4 millionreported in Fiscal 2014.  Lower sales volumes were partially offset by higher gross margins and lower overhead, thus contributing to the year-over-year improvement.

The Company reported total other expenses for the year ended February 28, 2015 of $15.9 million as compared to total other income of $10.7 million in the comparable period last year.  In Fiscal 2015, the Company recorded $7.4 million in charges representing the devaluation loss related to its Venezuelan bonds, resulting in a net Venezuela currency devaluation and translation loss for the year ended February 28, 2015 of $7.1 million as well as a $9.3 million charge related to the impairment of investment properties located in Venezuela.  Additionally, Other, net, decreased primarily as a result of Fiscal 2014 events that were not repeated in Fiscal 2015, such as $5.6 million received in a class action settlement and $0.9 million related toKlipsch recoveries.  Additionally, interest and bank charges were $6.9 million and $7.4 million for the year ended February 28, 2015 and February 28, 2014, respectively.

The Company reported a net loss of $0.9 million or a net loss per diluted share of $0.04 as compared to a net loss of $26.6 million or a net loss per diluted share of $1.10 for the year ended February 28, 2015 and February 28, 2014, respectively.

EBITDA in Fiscal 2015 was $23.1 million as compared to an EBITDA loss of $3.1 million reported in Fiscal 2014.  Adjusted EBITDA for Fiscal 2015 was$41.5 million as compared to Adjusted EBITDA of $46.5 million for the comparable year-ago period.

Mr. Lavelle continued, "Despite the impact the Euro conversion is expected to have on our results, we anticipate our first quarter revenues will grow in US and Euro denominated business.  We're executing our strategy and have taken more costs out of our operations to help drive bottom-line performance.  Our balance sheet continues to improve and we remain active in the M&A markets.  Our management team and Board remain committed to enhancing shareholder value and we believe the steps we've taken this past year will position us well for the future."

Non-GAAP Measures

Adjusted EBITDA and diluted adjusted earnings per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, depreciation and amortization, stock-based compensation expense, certain foreign currency remeasurements, relocation and restructuring charges, impairment charges, certain recoveries, settlements and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, stock-based compensation, and impairment expenses are non-cash items. Diluted adjusted earnings per common share represent the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted earnings per common share in this Form 10-K because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs relating to the Company's acquisitions, restructuring, relocations, remeasurements, impairments, stock-based compensation, settlements and recoveries allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted earnings per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

Form 10-K Filing and Conference Call Information

The Company intends to file its Form 10-K for the period ended February 28, 2015 with the Securities and Exchange Commission by close of business tomorrow, May 14, 2015, within the SEC deadline.
Additionally, the Company will be hosting its conference call on Thursday, May 14, 2015 at 10:00 a.m. ET.  Interested parties can participate by visitingwww.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 36388186).  For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 36388186).

About VOXX International Corporation

VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2015.

Company Contact:
Glenn Wiener, President

GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2015 and February 28, 2014
(In thousands, except share data)

	February 28, 2015	February 28, 2014
Assets
Current assets:
Cash and cash equivalents	$8,448	$10,603
Accounts receivable, net	102,766	147,054
Inventory	156,649	144,339
Receivables from vendors	3,622	2,443
Investment securities, current	275	—
Prepaid expenses and other current assets	26,370	15,897
Income tax receivable	1,862	2,463
Deferred income taxes	1,723	3,058
Total current assets	301,715	325,857
Investment securities	12,413	14,102
Equity investments	21,648	20,628
Property, plant and equipment, net	69,783	83,222
Goodwill	105,874	117,938
Intangible assets, net	158,455	174,312
Deferred income taxes	717	760
Other assets	6,908	10,331
Total assets	$677,513	$747,150
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,403	$55,373
Accrued expenses and other current liabilities	51,744	64,403
Income taxes payable	3,067	3,634
Accrued sales incentives	14,097	17,401
Deferred income taxes	1,060	9
Current portion of long-term debt	6,032	5,960
Total current liabilities	147,403	146,780
Long-term debt	79,455	103,222
Capital lease obligation	733	6,114
Deferred compensation	4,650	5,807
Other tax liabilities	5,157	11,060
Deferred tax liabilities	34,327	34,963
Other long-term liabilities	9,648	9,620
Total liabilities	281,373	317,566
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 9)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,003,240 and 23,988,240 shares issued, 21,873,790 and 22,172,968 shares outstanding at February 28, 2015 and February 28, 2014, respectively	255	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	292,427	290,960
Retained earnings	157,629	158,571
Accumulated other comprehensive loss	(33,235)	(1,873)
Treasury stock, at cost, 2,129,450 and 1,815,272 shares of Class A Common Stock at February 28, 2015 and February 28, 2014, respectively	(20,958)	(18,351)
Total stockholders' equity	396,140	429,584
Total liabilities and stockholders' equity	$677,513	$747,150

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended February 28, 2015, February 28, 2014 and February 28, 2013
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2015	February 28, 2014	February 28, 2013
Net sales	$757,498	$809,709	$835,577
Cost of sales	533,628	579,461	598,755
Gross profit	223,870	230,248	236,822

Operating expenses:
Selling	54,136	55,725	51,976
General and administrative	114,849	118,852	114,653
Engineering and technical support	37,157	34,161	26,971
Goodwill impairment charge	—	32,163	—
Intangible and long-lived asset impairment charges	—	25,398	—
Restructuring expense	1,134	1,324	—
Acquisition related costs	—	—	1,526
Total operating expenses	207,276	267,623	195,126

Operating income (loss)	16,594	(37,375)	41,696

Other (expense) income:
Interest and bank charges	(6,851)	(7,394)	(8,288)
Equity in income of equity investee	5,866	6,070	4,880
Venezuela currency devaluation, net	(7,104)	177	(477)
Impairment of Venezuela investment properties (see Note 1(p))	(9,304)	—	—
Other, net	1,495	11,867	(2,156)
Total other (expenses) income, net	(15,898)	10,720	(6,041)

Income (loss) from operations before income taxes	696	(26,655)	35,655
Income tax expense (benefit)	1,638	(58)	13,163
Net (loss) income	(942)	(26,597)	22,492

Other comprehensive (loss) income:
Foreign currency translation adjustments	(33,170)	5,575	(1,281)
Derivatives designated for hedging, net of tax	3,258	(648)	(174)
Pension plan adjustments, net of tax	(1,423)	(288)	(1,031)
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	(27)	(15)	(38)
Other comprehensive (loss) income, net of tax	(31,362)	4,624	(2,524)
Comprehensive (loss) income	$(32,304)	$(21,973)	$19,968

Net (loss) income per common share (basic)	$(0.04)	$(1.10)	$0.96

Net (loss) income per common share (diluted)	$(0.04)	$(1.10)	$0.95

Weighted-average common shares outstanding (basic)	24,330,361	24,109,270	23,415,570
Weighted-average common shares outstanding (diluted)	24,330,361	24,109,270	23,617,101

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA
(In thousands, except share and per share data)

	Fiscal	Fiscal	Fiscal
	2015	2014	2013
Net (loss) income	$(942)	$(26,597)	$22,492
Adjustments:
Interest expense and bank charges	6,851	7,394	8,288
Depreciation and amortization	15,565	16,183	16,446
Income tax expense (benefit)	1,638	(58)	13,163
EBITDA	23,112	(3,078)	60,389
Stock-based compensation	521	641	435
Venezuela bond remeasurement	7,396	—	—
Impairment of investment properties in Venezuela	9,304	—	—
Circuit City recovery	—	(940)	—
Net legal settlements	—	(4,443)	1,661
Unanticipated customer settlement payment	—	(4,370)	—
Asia warehouse relocation	—	(208)	789
Restructuring charges	1,134	1,324	—
Goodwill impairment charges	—	32,163	—
Intangible and long-lived asset impairment charges	—	25,398	—
Acquisition related costs	—	—	1,526
Loss/(gain) on foreign exchange as a result of Hirschmann acquisition	—	—	2,670
Adjusted EBITDA	$41,467	$46,487	$67,470
Diluted (loss) earnings per common share	$(0.04)	$(1.10)	$0.95
Diluted adjusted EBITDA per common share	$1.70	$1.93	$2.86